Exhibit 10.24
EMPLOYEE AGREEMENT

This EMPLOYEE AGREEMENT (“Agreement”), dated as of ______________, 2024, by and between DIEBOLD NIXDORF, INCORPORATED, an Ohio corporation (the “Company”), and _____________ (the “Employee”).
WHEREAS, the Company develops, manufactures, sells, installs, operates, and monitors various products, systems, and services, including software solutions;
WHEREAS, the Company wishes to employ the Employee or, if the Employee is already employed by the Company, the Company wishes to continue to employ the Employee;
WHEREAS, the Company desires to set forth the general terms of the Employee’s employment with the Company;
WHEREAS, the Employee is a key employee who is expected to make, or continue to make, major contributions to the profitability, growth and financial strength of the Company and its Subsidiaries (as that term is hereafter defined);
WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as that term is hereafter defined) exists;
WHEREAS, the Company desires to assure itself and its Subsidiaries of both present and future continuity of management in the event of a Change in Control and desires to establish certain minimum compensation rights for key employees, including the Employee, applicable in the event of a Change in Control;
WHEREAS, the Company wishes to ensure that key employees are not practically disabled from discharging their duties upon a Change in Control; and
WHEREAS, the Employee is willing to render services on the terms and subject to the conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises, the Company and the Employee agree as follows.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Certain Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:
(a)“Board” means the board of directors of the Company.
(b)“Cause” means that, prior to any termination pursuant to Section 5(b) hereof for “Cause”, the Employee shall have committed:
(1)    an intentional act of fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary;
(2)    intentional wrongful damage to property of the Company or any Subsidiary;

(3)    intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or
(4)    intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty (“Competitive Activity”);
and any such act shall have been materially harmful to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, no act, or failure to act, on the part of the Employee shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Company and its Subsidiaries.
Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his or her counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee had committed an act set forth above in this Section 1(b) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Employee or his or her beneficiaries to contest the validity or propriety of any such determination.
(c)“Change in Control” means the occurrence of any of the following during the Term:
(1)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either: (A) the then-outstanding shares of common stock of the Company (the “Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) below; or
(2)    individuals who, as of the date hereof, constitute the Board (as modified by this subsection (2), the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(3)    consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or
(4)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
A “Change in Control” will be deemed to occur (i) with respect to a Change in Control pursuant to subsection (1) above, on the date that any Person becomes the beneficial owner of thirty percent (30%) or more of either the Company Common Stock or the Voting Stock, (ii) with respect to a Change in Control pursuant to subsection (2) above, on the date the members of the Incumbent Board first cease for any reason (other than death or disability) to constitute at least a majority of the Board, (iii) with respect to a Change in Control pursuant to subsection (3) above, on the date the applicable transaction closes and (iv) with respect to a Change in Control pursuant to subsection (4) above, on the date of the shareholder approval. Notwithstanding the foregoing provisions, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because of a change in control of any Subsidiary by which the Employee may be employed.

(d)“Date of Termination” means the date on which the Employee incurs a “separation from service,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), with the Company and its Subsidiaries.
(e)“Disabled” means the Employee has become permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect immediately prior to the Change in Control for key employees of the Company and its Subsidiaries.
(f)“Good Reason” means:
(1)    failure to elect, reelect or otherwise maintain the Employee in the offices or positions in the Company or any Subsidiary which the Employee held immediately prior to a Change in Control, or the removal of the Employee as a director of the Company (or any successor thereto) if the Employee shall have been a director of the Company immediately prior to the Change in Control;
(2)    a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which the Employee held immediately prior to the Change in Control, a material reduction in the aggregate of the Employee’s Base Pay (as that term is hereafter defined) and Incentive Pay (as that term is hereafter defined) opportunity received from the Company, or the termination of the Employee’s rights to any material Employee Benefits (as that term is hereafter defined) to which he or she was entitled immediately prior to the Change in Control or a material reduction in scope or value thereof without the prior written consent of the Employee;
(3)    the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 13 hereof;
(4)    the Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require the Employee to have his or her principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Charge in Control or the Company or any Subsidiary shall require the Employee to travel away from his or her office in the course of discharging his or her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him or her prior to the Change in Control without, in either case, the Employee’s prior written consent; or
(5)    without limiting the generality or the effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.
The Employee is not entitled to assert that his or her termination is for Good Reason unless the Employee gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.
(g)“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by the Company, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.
(h)“Term” means the period commencing as of the date hereof and expiring as of the close of business two years from the date of the agreement, provided, however, that (i) commencing on January 1, 2026 and each January 1 thereafter, the Term shall automatically be extended for an additional year unless, not later than September 30 of the year immediately preceding such January 1, the Company or the Employee shall have given notice that it or he/she, as the case may be, does not wish to have the Term extended and (ii) upon a Change in Control, the Term shall be extended to the third anniversary of such Change in Control. Notwithstanding the foregoing, subject to Section 11 hereof, if, at any time prior to a Change in Control, the Employee for any reason is no longer an employee of the Company or a Subsidiary, thereupon the Term shall be deemed to have expired.
2.Acknowledgment of Consideration. The Employee agrees that this Agreement was entered into for good and valuable consideration, including, but not limited to the Company’s employment or continued employment of the Employee, the Company’s provision of Protected Information (as that term is hereafter defined) to the Employee, and the compensation and benefits associated with that employment.
3.Employment Prior to a Change in Control. Prior to a Change in Control, the following terms shall govern the Employee’s employment.
(a)Employment At-Will. The Employee is employed on an at-will basis. This means that either the Company or the Employee may terminate the Employee’s employment at any time, with or without notice, and with or without reason. The Employee understands and agrees that nothing in this Agreement constitutes an express or implied contract, or any promise or commitment, guaranteeing continued employment with the Company. The Company reserves the sole right to interpret, administer, change, revise, amend, or abolish any or all employment compensation, benefits, policies, procedures, or practices at any time, with or without notice.
(b)General Employment Duties. The Employee agrees to diligently perform his or her job duties as may be assigned by the Company to the best of his or her ability. The Employee will keep informed of the Company’s policies, procedures, and practices, and will comply with them at all times. The Employee also agrees that, while employed by the Company, the Employee shall not engage in any activity that might impair or otherwise interfere with the proper performance of the Employee’s duties or responsibilities.
4.Employment Following a Change in Control. Effective only upon a Change in Control, the following terms shall apply:
(a)The Employee shall devote substantially all of his or her time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company and its Subsidiaries as in effect for key employees immediately prior to the Change in Control) to the business and affairs of the Company and its Subsidiaries, but nothing in this Agreement shall preclude the Employee from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity is not directly competitive with the business of the Company as then being carried on, (ii) engaging in charitable and community activities, or (iii) managing his or her personal investments.
(b)For his or her services pursuant to Section 4(a) hereof, the Employee shall (i) be paid an annual base salary at a rate not less than the Employee’s annual fixed or base compensation (payable monthly or otherwise as in effect for key employees of the Company immediately prior to the occurrence of a Change in Control) or such higher rate as may be approved from time to time by the Board, the Compensation Committee thereof or management (which base salary at such rate is herein referred to as “Base Pay”) and (ii) have a bona fide opportunity to earn an annual amount equal to not less than the annual bonus, incentive or other opportunity for payments of cash compensation in addition to the amounts referred to in clause (i) above made or to be made in regard to services rendered in any calendar year during the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company or any Subsidiary or any successor thereto providing an annual cash bonus opportunity at least equal to the cash bonus opportunity payable thereunder (in both value and achievability) prior to a Change in Control (“Incentive Pay”); provided, however, that with the prior written consent of the Employee, nothing herein shall preclude a change in the mix between Base Pay and Incentive Pay so long as the aggregate annual cash compensation opportunity for the Employee in any one calendar year is not reduced in connection therewith or as a result thereof; and provided further, however, that in no event shall any increase in the Employee’s aggregate cash compensation or any portion thereof in any way diminish any other obligation of the Company under this Agreement.
(c)For his or her services pursuant to Section 4(a) hereof, the Employee shall be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under, any and all employee retirement, income and welfare benefit policies, plans, programs or arrangements in which key employees of the Company or its Subsidiaries participate, including without limitation any stock option, stock purchase, stock appreciation, restricted stock grant, savings, pension, supplemental retirement or other retirement, income or welfare benefit, deferred compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or any Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter by the Company or any Subsidiary providing perquisites, benefits and service credit for benefits at least equal to those provided or are payable thereunder prior to a Change in Control (collectively, “Employee Benefits”); provided, however, that except as expressly provided in, and subject to the terms of, Section 6(a)(1)(B) hereof, the Employee’s rights thereunder shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise affected hereby. Subject to the proviso in the immediately preceding sentence, if and to the extent such perquisites, benefits or service credit for benefits are not payable or provided under any such policy, plan, program or arrangement as a result of the amendment or termination thereof, then the Company shall itself pay or provide therefor. Nothing in this Agreement shall preclude improvement or enhancement of any such Employee Benefits, provided that no such improvement shall in any way diminish any other obligation of the Company under this Agreement.
5.Termination of Employment Following a Change in Control.
(a)Death or Disability. The Employee’s employment shall terminate automatically if the Employee dies or becomes Disabled following a Change in Control.
(b)Cause. The Company may terminate the Employee’s employment for Cause or without Cause following a Change in Control.
(c)Good Reason. The Employee’s employment may be terminated by the Employee for Good Reason or by the Employee voluntarily without Good Reason following a Change in Control.
(d)Notice of Termination. Any termination by the Company for Cause, or by the Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (3) if the termination date is other than the date of receipt of such notice, specifies the termination date (which termination date shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Company’s respective rights hereunder.

6.Exclusive Obligations of the Company upon Certain Terminations Following a Change in Control.
(a)Good Reason; Other Than for Cause. If, during the two (2) year period following a Change in Control, (X) the Company terminates the Employee’s employment other than for Cause, death, or Disability or (Y) the Employee resigns for Good Reason:
(1)    the Company shall pay to the Employee (or the Employee’s estate or beneficiary, in the event of the Employee’s death after the Date of Termination), at the time specified herein (except as otherwise provided by Section 13(d)), the following amounts:
(A)    a lump sum payment equal to the sum of (i) two times the Base Pay of the Employee plus (ii) two times the target annual Incentive Pay of the Employee, in lieu of any further payments to the Employee for periods subsequent to the Date of Termination (collectively, the “Severance Payment”), payable within fifteen (15) business days following the Date of Termination, provided all conditions to payment have been satisfied;
(B)    commencing on the Date of Termination and continuing until the earlier of (i) the expiration of the eighteen (18) month anniversary of the Date of Termination, (ii) the Employee’s death, or (iii) the Employee’s attainment of age 65 (such time period, the “Benefits Period”), the Company shall continue to provide the Employee (and the Employee’s eligible dependents and beneficiaries) with medical, dental, vision, and prescription drug benefits (collectively “health benefits”) and life insurance benefits substantially similar to those which the Employee was receiving or entitled to receive immediately prior to the Date of Termination (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or its Subsidiaries solely in order to comply with applicable law or due to the fact that the Employee is no longer an officer or employee of the Company and its Subsidiaries, then the Company shall itself pay or provide for the payment to the Employee (and the Employee’s eligible dependents and beneficiaries) such health benefits and life insurance benefits). The Employee shall pay the cost, on an after-tax basis, for the continued health benefits coverage, on or about January 31 of the year following the year in which the Date of Termination occurs and continuing on or about each January 31 until January 31 of the year following the last year of the Benefits Period, and concurrently therewith (and no later than March 15 following each such January 31) the Company will make a lump sum payment to the Employee such that, after payment of all taxes incurred by the Employee as a result of the Employee’s receipt of the continued health benefits coverage and payment by the Company, the Employee retains an amount equal to the amount the Employee paid during the immediately preceding calendar year for the health benefits coverage described in this Section 6(a)(1)(B). Without otherwise limiting the purposes or effect of Section 7 hereof, benefits provided or payable to the Employee pursuant to this Section 6(a)(1)(B) by reason of any “welfare benefit plan” of the Company (as the term “welfare benefit plan” is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) shall be reduced to the extent comparable welfare benefits are actually received by the Employee from another employer during the Benefits Period; and
(C)    A lump sum amount, if any, paid within two and one half (2 ½) months after the end of the calendar year that includes the Date of Termination, equal to the actual bonus that would have been payable to the Employee for the calendar year that includes the Date of Termination based on actual performance if the Employee had remained employed through the end of such calendar year; provided however, that such amount shall be adjusted on a pro rata basis based on the number of days the Employee was actually employed during the bonus plan year in which the termination occurs.
Without limiting the rights of the Employee at law or in equity, if the Company fails to make any payment required to be made under Sections 4 and 6 of this Agreement on a timely basis, the Company shall pay interest on the amount thereof to the Employee until the date such payment is made at an annualized rate of interest equal to the IRS published Applicable Federal Rate then in effect.
(b)Release. As a condition to receiving payments under this Section 6, no later than forty five (45) days after having been presented such release by the Company, the Employee shall have executed and delivered to the Company a general release of claims in favor of the Company, its current and former Subsidiaries, affiliates and stockholders, and the current and former directors, officers, employees and agents of the Company in a form acceptable to the Company, and the Employee’s general release shall have become irrevocable.
7.Mitigation. Employee is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.
8.Indemnification of Legal Fees. Effective only upon a Change in Control, it is the intent of the Company that the Employee not be required to incur the expenses associated with the enforcement of his or her rights under this Agreement following such a Change in Control by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits and payments intended to be extended to the Employee hereunder following a Change in Control. Accordingly, following a Change in Control if it should appear to the Employee that the Company has failed to comply with any of its obligations under this Agreement which arose following a Change in Control or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable. the Company shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Employee as a result of the Company’s failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid, provided any such reimbursement of reasonable attorneys’ and related fees and expenses shall be made not later than December 31 of the year following the year in which the Employee incurred the expense.
9.Section 280G.
(a)In the event that any payment or benefit received or to be received by the Employee (including any payment or benefit received in connection with a Change in Control or the termination of the Employee’s employment pursuant to the terms of this Agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments.
(b)In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A of the Code as deferred compensation.
(c)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee and selected by the accounting firm which was, immediately prior to the Change of Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(d)At the time that payments are made under this Agreement, the Company will provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). All such calculations and opinions shall be binding on the Company and the Employee.
10.Covenants of Employee.
(a)Non-Competition and Non-Solicitation.
(1)    Purpose and Definition. To protect the Protected Information the Employee receives, and in consideration of receiving that Protected Information and compensation and benefits from the Company, and for other valuable consideration, the Employee agrees to the following non-competition and non-solicitation covenants.
(2)    As used in this Agreement, “Protected Information” means information possessed by the Company or a parent, predecessor, Subsidiary, joint venture, or partnership of the Company, or any other entity whose assets, stock, or business activities have been acquired by the Company (collectively, the “Related Companies”), whether developed by the Employee or otherwise, that is not generally known publicly and that has value, gives the Company or its Related Companies a competitive advantage or otherwise qualifies as a “trade secret” under applicable laws. Protected Information includes information that has been provided to the Company or its Related Companies by a third party and that is subject to restrictions on disclosure and/or use. Protected Information will generally include, but is not limited to, research, software, engineering drawings, service documentation, competitive intelligence, supplier names and data, customer information, business strategies, planned acquisitions or divestitures, quotations, discounts, data compilations, items marked as “confidential”, “secret”, “proprietary” or “privileged”, and any other information the Company has not publicly or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information. In the event the Employee is unsure if something is to be treated as Protected Information, the Employee shall treat it as such until expressly advised otherwise by an officer of the Company.
(3)    Noncompetition. Subject to applicable law, during the Employee’s employment and for a period of one (1) year after the Date of Termination, the Employee shall not: (A) directly or indirectly act in concert or conspire with any person employed by the Company, or individually, act in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity that the Employee knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on; or (B) serve as an employee, agent, partner, shareholder, director, or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity that the Employee knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Employee may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).
(4)    Confidentiality. The Company has advised the Employee and the Employee acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information, and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Employee shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Employee’s employment), nor use in any manner, either during the Employee’s employment or after termination for any reason, any Protected Information, or cause any such Protected Information of the Company to enter the public domain.
(5)    Nonsolicitation. During the Employee’s employment and for a period of one (1) year after the Date of Termination, the Employee shall not: (A) employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company; (B) solicit suppliers or customers of the Company or induce any such person to terminate his, her, or its relationship with the Company; or (C) solicit or accept business from any customer of the Company if such business competes with or is preparing to compete with the business conducted or proposed to be conducted by the Company or would otherwise result in the customer and/or client reducing its business or relationship with the Company.
(6)    Cooperation. Employee agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Employee’s employment by the Company or any of its Subsidiaries.
(7)    Nondisparagement. At all times, the Employee agrees not to disparage the Company or otherwise make comments harmful to the Company’s reputation.
(8)    Massachusetts Law. To the extent that Massachusetts law is deemed to govern this Agreement, in the event of Employee’s termination of employee by the Company for Cause or upon Employee’s resignation for any reason (an “Applicable Termination”), then the Company shall have the right to elect, in its sole discretion, to require that the Employee be subject to and fully comply with the restrictions in Section 10(a)(3) during the one (1) year after the Date of Termination (the “Company Election”). To make the Company Election that will provide for Employee’s continuous compliance with restriction in Section 10(a)(3) during the one (1) year after the Date of Termination, the Company shall (i) provide the Employee with written notice within seven (7) days of the effective date of the Applicable Termination that the Company has made the Company Election and (ii) to the extent Employee is not eligible for any Severance Payment, pay Employee after the effective date of the Applicable Termination an amount equal to fifty percent (50%) of Employee’s highest annualized salary within the two (2) years preceding Employee’s termination of employment (or such shorter period as employed by the Company) during the one (1) year after the Date of Termination in equal installments in accordance with the Company’s then existing payroll procedures. In the event Employee’s employment was terminated without Cause, Section 10(a)(3) will not be applicable following termination of Employee’s employment.
(9)    Washington Law. To the extent that Washington law is deemed to govern this Agreement, in the event of Employee’s termination of employee by the Company due to a layoff, then the Company shall have the right to elect the Company Election. To make the Company Election that will provide for Employee’s continuous compliance with restriction in Section 10(a)(3) during the one (1) year after the Date of Termination, the Company shall (i) provide the Employee with written notice within seven (7) days of the effective date of the layoff that the Company has made the Company Election and (ii) to the extent Employee is not eligible for any Severance Payment, pay Employee after the effective date of the layoff an amount equal to Employee’s base salary during the one (1) year after the Date of Termination in equal installments in accordance with the Company’s then existing payroll procedures.
(10)    California & Minnesota Law. To the extent that California or Minnesota law is deemed to govern this Agreement, the restrictions set forth in Sections 10(a)(3) (with respect to post-employment competition) and (5) (with respect to post-employment solicitation) of this Agreement do not apply to the Employee.

(b)Reasonableness of Restrictions. The Employee acknowledges that he or she has carefully considered the nature and extent of the restrictions upon him or her, and the rights and remedies conferred upon the Company in this Agreement, and acknowledges and agrees that the same: (i) are reasonable in scope, territory, and duration; (ii) are designed to eliminate competition which otherwise would be unfair to the Company; (iii) do not stifle his or her inherent skill and experience; (iv) would not operate as a bar to his or her sole means of support; (v) are fully required to protect the legitimate interests of the Company; and (vi) do not confer a benefit upon the Company disproportionate to the detriment of the Employee.
(c)Certain Disclosures. Notwithstanding the foregoing, nothing in this Agreement prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, Employee from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company or from disclosing the factual foundation of any claim of sexual harassment or sexual assault. Employee understands that the federal Defend Trade Secrets Act of 2016 immunizes employees against criminal and civil liability under federal or state trade secret laws – under certain circumstances – if the employee discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if the employee discloses a trade secret: in confidence, directly or indirectly to a government official (federal, state or local) or to a lawyer, solely for the purpose of reporting or investigating a suspected violation of law; or in a lawsuit or other legal proceeding, discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is accessible only to the court, the parties to the lawsuit and their lawyers). Nothing in this Agreement shall be construed to prevent disclosure of Protected Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Employee agrees to promptly provide written notice of any such order to an authorized officer of the Company.
11.Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Employee to have the Employee remain in the employment of the Company or any Subsidiary prior to or after any Change in Control; provided, however, that any termination of employment of the Employee or the removal of the Employee from such Employee’s office or position (other than a termination by the Company for Cause, or termination for death or Disability) in the three (3) month period preceding a Change in Control shall be deemed to be a termination or removal of the Employee after a Change in Control for purposes of this Agreement.
12.Successors.
(a)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this

Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.
(b)This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.
(c)This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 12(a) hereof. Without limiting the generality of the foregoing, the Employee’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
(d)The Company and the Employee recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Employee hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

13.Miscellaneous.
(a)This Agreement and all matters relating to Employee’s employment shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles thereof. Each party to this Agreement (i) consents to the personal jurisdiction of the state and federal courts having jurisdiction in Stark County, Ohio, (ii) stipulates that the proper, exclusive, and convenient forum and venue for legal adjudication of any issue arising out of this Agreement or relating to claims between the parties is Summit County, Ohio for state court proceedings, and the Northern District of Ohio, Akron location, for federal district court proceedings, and (iii) waives any defense, whether asserted by a motion or pleading, that Summit County, Ohio, or the Northern District of Ohio, Akron location, is an improper or inconvenient venue. Notwithstanding anything herein to the contrary, in the event Employee primarily lives and works for the Company (or any affiliate) in California, Colorado, Massachusetts, Minnesota, North Dakota, Washington, or Wisconsin, so long as Employee primarily resides in and are subject to the law of California, Colorado, Massachusetts, Minnesota, North Dakota, Washington, or Wisconsin, this Agreement will be interpreted and enforced under the laws of the state in which the Employee resides. The Company and the Employee hereby consent to the jurisdiction over each of them by such courts and waive objections based on venue or inconvenient forum.
(b)Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Employee at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.
(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be deemed severed from this Agreement to the extent of its invalidity or unenforceability, and this Agreement shall be construed and enforced as if the Agreement did not contain that particular provision to the extent of its invalidity or unenforceability, provided that in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
(d)The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding any provisions of this Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Employee under Section 6 of this Agreement until the Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Employee under this Agreement shall be paid to the Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Employee would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Employee remits the related taxes were incurred.

Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to any policies adopted by the Company consistent with Section 409A of the Code (a “Specified Employee”)), at the time of the Employee’s separation from service and if any portion of the payments or benefits to be received by the Employee upon separation from service would be considered deferred compensation under Section 409A of the Code and cannot be paid or provided to the Employee during the six-month period immediately following the Employee’s separation from service without the Employee incurring taxes, interest or penalties under Section 409A of the Code, such amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Employee’s separation from service will instead be paid or made available on the earlier of (i) first business day after the date that is six (6) months following the Employee’s separation from service and (ii) the Employee’s death.
(e)The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.
(f)Treatment of outstanding long-term equity incentive awards shall be in accordance with the terms and conditions of the award agreements and plan pursuant to which the incentives were granted.

(g)To the extent consistent with state law, the Employee authorizes the Company to conduct drug tests and background checks on the Employee during the Employee’s employment with the Company at times determined by the Company. Failure to successfully complete or pass each drug test and background check is reason for immediate termination.
(h)No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(i)The Employee and the Company acknowledge that, except as provided in any other written agreement between the Employee and the Company, the employment of the Employee by the Company is “at will” and, prior to or after the occurrence of a Change in Control, the Employee’s employment may be terminated by either the Employee or the Company at any time. This Agreement represents the entire agreement between the parties relating to the subject matter hereof and replaces any and all prior agreements pertaining thereto between the Employee and the Company. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

DIEBOLD NIXDORF, INCORPORATED: By: Title:
By:
Title:
EMPLOYEE: